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                          March 11, 2022

       Christopher Lapointe
       Chief Financial Officer
       SoFi Technologies, Inc.
       234 1st Street
       San Francisco, California 94105

                                                        Re: SoFi Technologies,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed on March 4,
2022
                                                            File No. 333-263277

       Dear Mr. Lapointe:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Susan
Block at 202-551-3210 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance